Exhibit 10.2
ASSET ACCEPTANCE CAPITAL CORP.
2004 STOCK INCENTIVE PLAN
(as amended and restated effective May 22, 2007)

Restricted Stock Unit Award Agreement

Award No.
          You are hereby awarded Restricted Stock Units (the “RSUs”) subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (the “Award Agreement” or “Award”), and in the Asset Acceptance Capital Corp. 2004 Stock Incentive Plan (the “Plan”), as amended and restated effective May 22, 2007. A copy of the Plan is attached as Annex A and a summary of the Plan appears in its Prospectus, which is attached as Annex B. The Plan shall control over the prospectus in the event of any conflict or inconsistency between them. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award Agreement, including your tax alternatives and their consequences.
          By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Asset Acceptance Capital Corp.’s Board of Directors (the “Board”) or the Compensation Committee (the “Committee”) appointed by the Board, and shall be final, conclusive and binding on all parties, including you, your heirs and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.
1.	Specific Terms. Your RSUs have the following terms:

Name of Participant
Number of RSUs Subject to Award
Purchase Price per Common Stock share (if applicable)	Not applicable.
Grant Date	August 7, 2007
Vesting	Your Award will vest on the earlier of (1) the filing date of the Corporation’s Form 10-Q for the quarterly period ending June 30, 2011 or (2) August 15, 2011 (the “Vesting Date”) provided that your Continuous Service has not ended before the vesting date and you have satisfied the performance criteria as set forth in Section 2 of this Award Agreement.
Deferral Elections	☑ Not allowed.

2.	Vesting Requirements. A percentage of the total number of RSUs specified in Section 1 above shall vest on the Vesting Date with the percentage being determined by the Committee pursuant to the following table based on the Corporation’s cumulative earnings per share (“EPS”) for its most recent four-year period ending at the end of the calendar quarter immediately preceding the Vesting Date:

3.	Satisfaction of Vesting Restrictions. No shares of Common Stock will be issued before you complete the requirements that are necessary for you to vest in the shares of Common Stock underlying your RSUs. As soon as practicable after the date on which your RSUs vest in whole or in part the Corporation will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Corporation determines to be appropriate), one share of Common Stock for each vested RSU. Certificates shall not be delivered to you unless all applicable employment and tax-withholding obligations have been satisfied in accordance with Section 14 of this Award Agreement.

4.	Dividends. During the Restricted Period, you are entitled to any cash or stock dividends declared and paid to holders of shares of Common Stock. Any stock dividends will be subject to the same vesting or forfeiture of the RSUs to which they are attributable. Any cash dividends will be reinvested in additional RSUs (determined by dividing the dividend amount by the Fair Market Value of the Common Stock) when the dividends would be otherwise paid. These reinvested RSUs will also vest or be forfeited based on the vesting or forfeiture of the RSUs to which they are attributable.

5.	Restrictions on Transfer of Award. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

6.	Termination of Employment. As provided in Section 7.2 of the Plan, if your Continuous Service terminates (other than as provided in Section 8.2 of the Plan, after a Change in Control), your rights to shares of Common Stock underlying RSU’s subject to this Award that have not vested shall automatically terminate and be forfeited; provided, however, that the Committee, has discretion to decide that you will become vested in this Award (to the extent determined by the Committee) if your Continuous Service ends due to death, your Disability, or any other reason based solely on the discretion of the Committee.

7.	Change in Control. Notwithstanding anything contained herein to the contrary, in the event of your Change in Position subsequent to a Change in Control, your Award shall immediately become fully vested.

8.	Effect on Term on Employment. Neither the granting of the Award, nor the execution and delivery of this Agreement shall be deemed to create or confer on you any right to be retained (or to continue) as an Employee or to interfere in any way with the right of the Corporation to terminate your employment at any time.

9.	Adjustments.
(a) The total number of shares of Common Stock subject to the grant of the Award shall be adjusted pro rata pursuant to Section 8.1(a) of the Plan. The foregoing adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.
(b) In the event of a proposed dissolution or liquidation of the Corporation, the Committee shall notify you as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for you to have the right to fully vest in this Award within ten (10) days prior to such transaction as to all of the shares of Common Stock covered thereby. In addition, the Committee may provide that any re-purchase Award of the Corporation applicable to the shares of Common Stock received through vesting of the Award shall lapse as to all such shares, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, the Award shall terminate immediately prior to the consummation of the proposed dissolution or liquidation.
(c) In the event of a merger of the Corporation with or into another corporation, the sale of substantially all of the assets of the Corporation, or the reorganization or consolidation of the Corporation, this Award shall be assumed or an equivalent Award or right substituted by the successor corporation or the parent or a subsidiary of the successor corporation. In the event that such successor corporation (or the parent or a subsidiary thereof) refuses to assume or substitute for the Award, you shall fully vest in the Award in full. If an Award becomes fully vested in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify you in writing or electronically that the Award shall be fully vested from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this Section 9(c), the Award shall be considered assumed if, following the merger, sale of assets, reorganization or consolidation, the Award or right confers the right to purchase or receive, for each share of Common Stock covered by your Award, immediately prior to such transaction, the consideration (whether stock, cash, or other securities or property) received in the merger, sale of assets, reorganization or consolidation by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger, sale of assets, reorganization or consolidation is not solely common stock of the successor corporation (or the parent or a subsidiary thereof), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to the Award, to be solely Common Stock of the successor corporation (or the parent or a subsidiary thereof) equal in Fair Market Value to the per share consideration received by holders of Common Stock in the merger or sale of assets.
(d) The foregoing adjustments described in Section 9(b) and Section 9(c) shall be made by the Committee. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Award.
10.	Rights Prior to Issuance of Shares. You shall not have any rights as a shareholder with respect to shares of Common Stock covered by the Award until the issuance of a certificate for such shares of Common Stock.

11.	Non-Assignability. The Award shall not be transferable by you except by will or the laws of descent and distribution. During your lifetime, the Award shall be settled only by you, except in the event of your Disability, in which case your legal guardian or the individual designated in the your durable power of attorney may settle the Award. Any transferee of the Award shall take the same subject to the terms and conditions of this Agreement and the Plan. No transfer of the Award by will or the laws of descent and distribution, or as otherwise permitted by the Committee, shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and a copy of the will and/or such evidence as the Corporation may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Award.

12.	Designation of Death Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Beneficiary”) to your interest, if any, in this Award and any underlying shares of Common Stock. You may designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Annex C (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Corporation. To the extent you do not duly designate a beneficiary who survives your death, your estate will automatically be your death beneficiary.

13.	Securities Laws.
(a) Anything to the contrary herein notwithstanding, the Corporation’s obligation to sell and deliver Common Stock pursuant to the exercise of the Award is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable. The Corporation shall not be required to sell and deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933 or the Exchange Act, or the rules and regulations of the Securities Exchange Commission promulgated thereunder or those of the Stock Exchange or any stock exchange on which the Common Stock may be listed, the provisions of any state laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

(b) The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of the Award as it may deem advisable, including, without limitation, restrictions (i) under applicable federal securities laws, (ii) under the requirements of the Stock Exchange or any other securities exchange, recognized trading market or quotation system upon which such shares of Common Stock are then listed or traded, and (iii) under any blue sky or state securities laws applicable to such shares. No shares shall be issued until counsel for the Corporation has determined that the Corporation has complied with all requirements under appropriate securities laws.
14.	Taxes.
(a) The Corporation shall have the right to withhold from your compensation or require you to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the vesting of the Award. You may make a written election to tender previously-acquired shares of Common Stock or have shares of Common Stock withheld from the settlement of your Award, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes. The Corporation shall not withhold more shares of Common Stock than are necessary to meet the minimum established tax withholding requirements of federal, state and local obligations.
(b) If you are subject to the insider trading restrictions of Section 16(b) of the Exchange Act, then you may use Common Stock to satisfy the applicable withholding requirements only if such disposition is approved in accordance with Rule 16b-3 of the Exchange Act. Any election by you to utilize Common Stock for withholding purposes is further subject to the discretion of the Committee.
(c) Except to the extent otherwise specifically provided in any agreement between you and the Corporation, by signing this Award Agreement you acknowledge being solely responsible for the satisfaction of any taxes that may arise pursuant to this Award (including taxes arising under Code Sections 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes), and that neither the Corporation nor the Committee shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.
15.	Disputes. As a condition of the granting of the Award hereunder, you, as well as your permitted successors and assigns, legal guardian or the individual designated in your durable power of attorney, agree that any dispute or disagreement which shall arise under or as a result of the Award, this Agreement or the Plan shall be determined and interpreted by the Committee in its sole discretion and judgment and that any such determination and any such interpretation by the Committee shall be final and shall be binding and conclusive for all purposes.

16.	Provisions of Plan Controlling. The provisions of this Agreement are subject to the terms and provisions of the Plan. In the event of any conflict between the provisions of this Agreement, the Award, and/or the provisions of the Plan, the provisions of the Plan shall control.
[FOR THOSE WITH EMPLOYMENT AGREEMENTS:
17.	Long-term Consideration for Award. The terms and conditions set forth in Annex D (including the terms of the Protective Provisions as defined therein) are hereby incorporated by reference and made an integral part of this Agreement. An invalidation of all or a part of Annex D or the Protective Provisions, your commencement of litigation to invalidate, modify or alter the terms and conditions set forth in Annex D or the Protective Provisions, or your failure to perform your obligations under the Protective Provisions shall cause this Agreement to become null, void and unenforceable.]
[FOR THOSE WITHOUT EMPLOYMENT AGREEMENTS:
17.	Long-term Consideration for Award; Non-Interference, Non-Disclosure and Non-Competition Agreement. The terms and conditions set forth in Annex D (including the terms of the Non-Interference, Non-Disclosure and Non-Competition Agreement as defined therein) are hereby incorporated by reference and made an integral part of this Agreement. [The effectiveness of the obligations of the Corporation set forth in this Agreement are also subject to the Optionee’s execution and delivery of the Non-Interference, Non-Disclosure and Non-Competition Agreement.] An invalidation of all or a part of Annex D or the Non-Interference, Non-Disclosure and Non-Competition Agreement, your commencement of litigation to invalidate, modify or alter the terms and conditions set forth in Annex D or the Non-Interference, Non-Disclosure and Non-Competition Agreement, or your failure to perform your obligations under the Non-Interference, Non-Disclosure and Non-Competition Agreement shall cause this Agreement to become null, void and unenforceable.]
18.	Miscellaneous.
(a) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if physically delivered, (ii) if telephonically transmitted by facsimile transmission, if such transmission is confirmed by delivery by certified or registered United States Mail (with first class postage pre-paid) or guaranteed overnight delivery, (iii) if transmitted via e-mail, if such transmission is confirmed by delivery by certified or registered United States Mail (with first class postage pre-paid) or guaranteed overnight delivery, (iv) five business days after having been deposited in the United States Mail, as certified or registered mail (with return receipt requested and with first class postage pre-paid), or (v) one (1) business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be addressed to the recipient as follows:

(x)    If to the Corporation, to:
ASSET ACCEPTANCE CAPITAL CORP.
28405 Van Dyke Avenue
Warren, Michigan 48093
(596.939.9600)
Attention: Secretary
(y)    If to you, to the address set forth in the records of the Corporation.
Such names and addresses may be changed by written notice.
(b) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(c) Captions. The captions to the sections and subsections contained in this Agreement are for reference only, do not form a substantive part of this Agreement and shall not restrict or enlarge substantive provisions of this Agreement.
(d) Parties in Interest. This Agreement shall bind and shall inure to the benefit of the parties hereto, their respective permitted successors and assigns.
(e) Complete Agreement. This Agreement shall constitute the entire agreement between the parties hereto and shall supersede all proposals, oral or written, and all other communications between the parties relating to the subject matter of this Agreement.
(f) Modifications. The terms of this Agreement cannot be modified except in writing and signed by each of the parties hereto.
(g) Assignment. Except as otherwise expressly provided in this Agreement, the rights and obligations provided by this Agreement shall not be assignable by any party without the prior written consent of the other parties.
(h) Severability. In the event that any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
(i) Governing Law. The terms of this Agreement shall be governed by and construed in accordance with Michigan law.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CORPORATION: ASSET ACCEPTANCE CAPITAL CORP.
By:
Name:
Title:

PARTICIPANT: The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.
By:
Name of Participant:

ANNEX A
ASSET ACCEPTANCE CAPITAL CORP.
2004 STOCK INCENTIVE PLAN

Plan Document

ANNEX B
ASSET ACCEPTANCE CAPITAL CORP.
2004 STOCK INCENTIVE PLAN

Plan Prospectus

ANNEX C
ASSET ACCEPTANCE CAPITAL CORP.
2004 STOCK INCENTIVE PLAN

Designation of Death Beneficiary

          In connection with the Awards designated below that I have received pursuant to the Plan, I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards. This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

          This beneficiary designation relates to any and all of my rights under the following Award or Awards:
☐	any Award that I have received or ever receive under the Plan.

☐	the Award that I received pursuant to an award agreement dated ___, ___ between myself and the Corporation.
          I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Corporation until such date as this designation is revoked in writing by me, including by delivery to the Corporation of a written designation of beneficiary executed by me on a later date.

Date:

By:
Name of Participant

Sworn to before me this
___day of                     , 200_

Notary Public
County of
State of

ANNEX D
ASSET ACCEPTANCE CAPITAL CORP.
2004 STOCK INCENTIVE PLAN

Long-Term Consideration and
Corporation Recovery for Breach

          By signing and accepting your Award Agreement, you recognize and agree that the Corporation’s key consideration in granting the Award is securing your long-term commitment to serve as its Chairman, President and Chief Executive Officer who will advance and promote the Corporation’s business interests and objectives. Accordingly, you agree that this Award shall be subject to the following terms and conditions as material and indivisible consideration for this Award:
          (a) Fiduciary Duty. During your employment with the Corporation you shall devote your full energies, abilities, attention and business time to the performance of you job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, your performance of such responsibilities.
[FOR THOSE WITH EMPLOYMENT AGREEMENTS:
          (b) Employment Agreement. You and the Company have entered into the Employment Agreement dated                     , ___, as amended (the “Employment Agreement”).
          (c) Survival of Commitments; Potential Recapture of Award and Proceeds. You acknowledge and agree that the terms and conditions of this Annex D and the provisions of Sections ___and ___through ___of the Employment Agreement (the “Protective Provisions”) [i.e., non-interference, non-disclosure and non-competition related covenants] shall survive both (i) the termination of your employment with the Corporation for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of Restricted Stock Units in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Corporation may pursue any or all of the following remedies if you either violate the terms of this Section or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for this Award):
(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any cash paid or shares of Common Stock issued to you, or any designee or beneficiary of you, pursuant to the Award;

(iii)	recapture of the proceeds, plus reasonable interest, with respect to any shares of Common Stock that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

          The remedies provided above are not intended to be exclusive, and the Corporation may seek such other remedies as are provided by law, including equitable relief.]
[FOR THOSE WITHOUT EMPLOYMENT AGREEMENTS:
          (b) Non-Interference, Non-Disclosure and Non-Competition Agreement. You and the Company have entered into the Non-Interference, Non-Disclosure and Non-Competition Agreement [dated                     , ___] [in the form attached hereto as Annex D-1] (the “Non-Interference, Non-Disclosure and Non-Competition Agreement”).
          (c) Survival of Commitments; Potential Recapture of Award and Proceeds. You acknowledge and agree that the terms and conditions of this Annex D and the Non-Interference, Non-Disclosure and Non-Competition Agreement shall survive both (i) the termination of your employment with the Corporation for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of Restricted Stock Units in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Corporation may pursue any or all of the following remedies if you either violate the terms of this Section or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for this Award):
(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any cash paid or shares of Common Stock issued to you, or any designee or beneficiary of you, pursuant to the Award;

(iii)	recapture of the proceeds, plus reasonable interest, with respect to any shares of Common Stock that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.
          The remedies provided above are not intended to be exclusive, and the Corporation may seek such other remedies as are provided by law, including equitable relief.]
          (d) Acknowledgement. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Corporation.